February 15, 2006


Security Equity Fund
One Security Benefit Place
Topeka, KS 66636


Subj:  Security Equity Fund Select 25 Series

Dear Sir or Madam:

As counsel to Security Management Company, LLC, Security Equity Fund's investment manager, I am familiar with the business operations, practices and procedures of Security Equity Fund (the "Company"). I have reviewed the Company's Registration Statement on Form N-14, which relates to the Company's authorized shares of common stock, par value of $0.25 per share (the "Shares"), proposed to be issued in accordance with the terms of the Plan of Reorganization dated February 10, 2006 (the "Plan"), including the proposed reorganization of the Company's Large Cap Growth, Social Awareness, and Enhanced Index Series into the Company's Select 25 Series.

In connection with rendering the opinions set forth below, I have examined the Registration Statement, including the Plan, which is being filed as an exhibit thereto; the Company's Articles of Incorporation and Bylaws; resolutions of the Board of Directors of the Company relating to the approval of the Plan and the issuance of the Shares; and such other documents as I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

I am a member of the Bar of the State of Kansas. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules) of the State of Kansas applicable to the issuance of shares by registered investment companies organized as corporations under Kansas law and to the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and regulations thereunder. I express no opinion with respect to any other laws.

On the basis of the foregoing, it is my opinion that issuance of the Shares pursuant to the Plan has been duly authorized by the Company and, when issued upon the terms provided in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ AMY J. LEE
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Amy J. Lee, Esq.
Secretary
Security Management Company, LLC